Exhibit 1.1  Plan of Merger

PLAN OF MERGER
merging
Obligation Futures, Inc., a Nevada corporation with and into
SAFE IDEA, Inc., a Nevada corporation

1. Parties to the Merger; Effective Date. Pursuant to the provisions of the Nevada General Corporation Law, NRS ss.ss.92A.005 et seq., Obligation Futures, Inc. ("OBFU"), a Nevada corporation, shall be merged with and into SAFE IDEA, Inc. ("SAFE"), a Nevada corporation. SAFE IDEA, Inc. shall be the surviving corporation. The merger ("Merger") shall become effective at such time (the "Effective Time") on the date (the "Effective Date") that articles of merger are filed with the Secretary of State of Nevada.

2. Closing. The closing of the merger contemplated by this agreement shall take place on or before November 7, 2000 at the offices of SAFE IDEA, Inc. located at 3220 Westmount Road, West Vancouver, B.C., V7V 3G6, Canada, or at such other date and place as the parties may mutually agree. The actual date of such closing is referred to herein as the "Closing." At the Closing, OBFU shall deliver 26 certificates, evidencing 1,000,000 shares of its common stock, $.001 par value registered in the names of the holders thereof to SAFE, and SAFE shall deliver an amount of $ 200,000.00 in cash or form acceptable to the former shareholders to be delivered to the former holders of the common stock of OBFU on a pro-rata basis of prior stock ownership.

2A. Effect of the Merger. From and after the Effective Time, (i) SAFE shall continue its corporate existence as a Nevada corporation and OBFU shall cease to exist; (ii) the corporate charter/articles of incorporation and bylaws of SAFE in effect immediately prior to the Effective Time shall continue to be its charter/articles of incorporation and bylaws until amended or repealed in a manner provided by law; and (iii) each of the directors and officers of SAFE in office immediately prior to the Effective Time shall remain the directors and officers of SAFE until their respective successors are duly elected or appointed.

3. Representations of SAFE IDEA, Inc. SAFE hereby represents and warrants to OBFU that:

3.1 Due Incorporation, etc. SAFE is duly incorporated, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution or delivery of this agreement nor the performance by SAFE hereof will constitute a breach of or default under the governing instruments of SAFE or any agreement, instrument, indenture, judgment or decree to which SAFE is a party or by which it is bound. Prior to the Closing, all consents and approvals, if any, required to be obtained by SAFE for its performance hereunder will have been obtained.

3.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by SAFE and, assuming the due authorization, execution and delivery by OBFU, this agreement constitutes the valid, legal and binding obligation of SAFE, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

3.3 Board Approval. The Board of Directors of SAFE has duly approved the merger contemplated by this agreement.

3.4 Full Disclosure. No representation or warranty made by SAFE in this agreement and no certificate or document furnished or to be furnished to OBFU pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.  Representations of OBFU.  OBFU hereby represents and warrants to SAFE that:

4.1 Due Incorporation, etc. OBFU is duly incorporated, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution nor delivery of this agreement nor the performance by OBFU hereof will constitute a breach of or default under the governing instruments of OBFU or any agreement, instrument, indenture, judgment or decree to which it is a party or to which it is bound. Prior to the Closing, all consents and approvals, if any, required to be obtained by OBFU for its performance will have been obtained.

4.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by OBFU and, assuming the due authorization, execution and delivery by SAFE, this agreement constitutes the valid, legal and binding obligation of OBFU, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

4.3 Full Disclosure. No representation or warranty made by OBFU in this agreement and no certificate or document furnished or to be furnished to SAFE pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained or therein not misleading.

4.4 Board Approval. The Board of Directors of OBFU has duly approved the merger contemplated by this agreement.

5. Certain Fees.

Neither party has incurred any liability for any brokers' or finders' fees or commissions in connection with the merger contemplated by this Agreement for which the other party is or would be liable. Each of the parties agrees to indemnify and hold harmless the other from and against any commission, fee or claim of any person employed or retained by it to bring about the merger contemplated hereby or to represent it in connection therewith.

6. Conditions to Obligations of the Parties.

All obligations of the parties under this agreement are subject to the fulfillment or satisfaction, prior to or at Closing, of each of the following conditions precedent (all of which may be waived):

(a) each of the representations and warranties of the parties herein being true and correct in all material respects on the date hereof and as of the Closing, and each of the parties having performed or complied with all agreements and covenants contained in this agreement to be performed or compiled with by it or either them, as the case may be, prior to or at the Closing;

(b) neither the SAFE nor OBFU's being precluded by an order or preliminary or permanent injunction of a court of competent jurisdiction from consummating the merger pursuant to this agreement (each party agreeing to use its reasonable best efforts to have any such injunction lifted); and

(c) there not having been any statute, rule or regulation enacted or promulgated by any governmental body or agency after the date hereof which is applicable to the merger pursuant to this agreement which would render the consummation of the merger illegal.

7. Survival of Representations, etc. All representations, warranties and agreements made herein shall survive any investigation made by SAFE and OBFU and shall survive the Closing.

8.  Termination.  This agreement may be terminated:

(a) on the date specified in a writing executed by both SAFE and OBFU;

(b) by SAFE, upon written notice to OBFU, if any representation or warranty made in this agreement by OBFU shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect thereafter, or if OBFU shall fail to perform or observe any material covenant or agreement made by OBFU in this agreement; or

(c) by OBFU, upon written notice to SAFE, if any representation or warranty made in this agreement by SAFE shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect hereafter, or if SAFE shall fail to perform or observe any material covenant or agreement made by it in this agreement.

9. Miscellaneous.

9.1 Binding Effect: Assignment. This agreement shall inure to the benefit of and be binding upon the parties hereto, their respective legal representatives and successors. This agreement may not be assigned.

9.2 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the merger pursuant to and in the manner contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

9.3 Entire Agreement; Absence of Representation. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior arrangements, understandings, and agreements, oral or written, between the parties hereto with respect to the subject matter hereof. SAFE hereby acknowledges that in acquiring the securities in the merger hereunder, it has relied only upon the representations and warranties expressly made in this agreement and that no other statements, representations or warranties, oral or written, expressed or implied, have been made or relied upon in connection with such acquisitions or as an inducement therefor.

9.4 Execution in Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

9.5 Notices. All notices, requests, permissions, waivers and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telegram, telex, facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties at the following respective addressed or to such other address as any party hereto shall specify in a notice to the other parties hereto in accordance with the terms hereof:

If to SAFE:                Attention:       William Scott Marshall
                                            SAFE IDEA, Inc.
                                            3220 Westmount Road
                                            West Vancouver, B.C. V7V 3G6, Canada
                 Facsimile Transmission:    (604) 692-0060

If to OBFU:                Attention:       Daniel L. Hodges
                                            Obligation Futures, Inc.
                                            5505 N. Indian Trail
                                            Tucson, Arizona 85750
                 Facsimile Transmission:    (603) 909-3050

9.6 Amendments and Waivers. This agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. SAFE may, by an instrument in writing, waive compliance by OBFU with any term or provision of this agreement on the part of any of them to be performed or complied with. OBFU may, by an instrument in writing, waive compliance by SAFE with any term or provision of this agreement on the part of SAFE to be performed or complied with. Any waiver of a breach of any term or provision of this agreement shall not be construed as a waiver of any subsequent breach.

9.7 Headings; Severability. The headings contained in this agreement are for convenience of reference only and shall not affect the interpretation or construction hereof. Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as in enforceable.

9.8 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 6th day of November, 2000.

SAFE IDEA, INC.


By:_____//ss//___________________
        ------
William Scott Marshall, President


OBLIGATION FUTURES, INC.


By:_____//ss//___________________
        ------
Daniel L. Hodges, President